Form 10-K405, Exhibit 13
period 1996-12-31
VALLICORP HOLDINGS INC
filed 1997-03-28
CIK 849865

                                                                    EXHIBIT 13.1


              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
              --------------------------------------------------


Board of Directors & Stockholders
El Capitan Bancshares, Inc.

We have audited the accompanying consolidated balance sheets of EL CAPITAN BANCSHARES, INC. (A CALIFORNIA CORPORATION) AND SUBSIDIARY as of December 31, 1995 and 1994, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also included assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of El Capitan Bancshares, Inc. and Subsidiary as of December 31, 1995 and 1994, and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with generally accepted accounting principles.


Grant Thornton LLP

Stockton, California
January 19, 1996

                                      96